NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 8, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 18, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the exchange offer followed by a compulsorily buy-out between Coca-Cola Hellenic Bottling Company S.A. and Coca-Cola HBC AG which became effective on June 17, 2013, each outstanding share of American Depository Shares (each representing one Ordinary Share) of Coca-Cola Hellenic Bottling Company S.A. not previously tendered was converted for either one share of Coca-Cola HBC AG American Depository Shares (each representing one Ordinary Share) or EURO13.58 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 6, 2013.